Exhibit 2.1

amendMENT No. 1
to THE
BUSINESS COMBINATION AGREEMENT

______________

This AMENDMENT NO. 1 (this “Amendment”), dated as of December 6, 2024, to the Business Combination Agreement, dated as of June 17, 2024 (as amended, the “Business Combination Agreement”), is by and among Hennessy Capital Investment Corp. VI (“SPAC”), Namib Minerals, Midas SPAC Merger Sub Inc., Cayman Merger Sub Ltd., and Greenstone Corporation (the “Company”). Capitalized terms not otherwise defined in this Amendment have the meanings given to such terms in the Business Combination Agreement.

WHEREAS, Section 11.12 of the Business Combination Agreement permits the amendment of the Business Combination Agreement in accordance with the terms set forth therein; and

WHEREAS, the parties hereto desire to amend the Business Combination Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
AMENDMENT TO THE BUSINESS COMBINATION AGREEMENT

1. Amendment and Restatement of Section 10.1(i). Section 10.1(i) of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“(i) by written notice from either SPAC or the Company to the other, if the Transactions shall not have been consummated on or prior to March 31, 2025 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 10.1(i) will not be available to any party whose breach of any provision of this Agreement primarily caused or resulted in the failure of the Transactions to be consummated by such time.”

ARTICLE II
MISCELLANEOUS

1. No Further Amendment. Except as expressly amended hereby, the Business Combination Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Business Combination Agreement or any of the documents referred to therein.

2. Effect of Amendment. This Amendment shall form a part of the Business Combination Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Business Combination Agreement shall be deemed a reference to the Business Combination Agreement as amended hereby. Notwithstanding the foregoing, references to the date of the Business Combination Agreement, “the date hereof” and “the date of this Agreement” shall in all instances continue to refer to June 17, 2024.

3. Governing Law. This Amendment, and any claim or cause of action hereunder based upon, arising out of or related to this Amendment (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Amendment, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

4. Consent to Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS OF THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AMENDMENT.

5. Severability. If any provision of this Amendment is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Amendment shall remain in full force and effect. The parties hereto further agree that if any provision contained in this Amendment is, to any extent, held invalid or unenforceable in any respect under the laws governing this Amendment, they shall take any actions necessary to render the remaining provisions of this Amendment valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Amendment to replace any provision contained in this Amendment that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

6. Counterparts; Electronic Signatures. This Amendment may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Amendment transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered irrevocable originally executed counterparts of this Amendment.

[Signature Page Follows.]

IN WITNESS WHEREOF the parties hereto have hereunto caused this Amendment to be duly executed as of the date first above written.

HENNESSY CAPITAL INVESTMENT CORP. VI

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Chief Executive Officer

CAYMAN MERGER SUB LTD.

By:	/s/ Tulani Sikwila
Name:	Tulani Sikwila
Title:	Director

MIDAS SPAC MERGER SUB INC.

By:	/s/ Ibrahima Tall
Name:	Ibrahima Tall
Title:	President

NAMIB MINERALS

By:	/s/ Tulani Sikwila
Name:	Tulani Sikwila
Title:	Director

GREENSTONE CORPORATION

By:	/s/ Tulani Sikwila
Name:	Tulani Sikwila
Title:	Director

[Signature Page to Amendment]

3